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                                                                    EXHIBIT 21.1


                          SUBSIDIARIES OF ALTERNATIVE
                          DISTRIBUTION SYSTEMS, INC.

                                                Percentage      Jurisdiction of
Subsidiary                                       Ownership       Incorporation
----------                                       ---------       -------------

Area Transportation Company                        100%             Illinois
Freight Connections International, Ltd.            100%             Illinois
Independent Contractor Services, Inc.              100%             Illinois
Roll & Hold Warehousing & Distribution Corp.       100%             Illinois
Western Intermodal Services, Ltd.                  100%             Illinois